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                                                                      EXHIBIT 11

               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
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
                                              For the Three Months                   For the Nine Months
                                               Ended September 30                    Ended September 30
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Dollars and shares in thousands, except           1996    1995                          1996     1995
 per share amounts
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
EARNINGS PER SHARE ASSUMING NO DILUTION
 (A)
Net earnings                                  $170,765    $ 58,672                   $532,906    $ 210,753
Preferred stock dividend                             -      (8,969)                   (17,938)     (26,906)
Non-cash charge related to exchange of
 preferred stock                               (54,246)          -                    (54,246)           -
                                              --------------------------------------------------------------
   Net earnings applicable to common
    stock                                      116,519      49,703                    460,722      183,847

Weighted average common stock
 outstanding                                   248,668     246,666                    248,211      245,754
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       NET EARNINGS PER COMMON SHARE          $   0.47    $   0.20                   $   1.86     $   0.75
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EARNINGS PER SHARE ASSUMING FULL
 DILUTION
Net earnings                                  $170,765    $ 58,672                   $532,906     $210,753
Distribution on preferred securities
 (net of tax)                                    1,720           -                      1,720            -
Non-cash charge related to exchange of
 preferred stock                               (54,246)          -                    (54,246)           -
                                              --------------------------------------------------------------
   Net earnings applicable to common
    stock                                      118,239      58,672                    480,380      210,753

Weighted average common stock
 outstanding                                   248,668     246,666                    248,211      245,754
Dilutive common stock equivalents                2,162       1,565                      1,917        1,512
Conversion of preferred stock (b)                  431      16,667                        431       16,667
Conversion of preferred securities              12,264           -                     12,264            -
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Weighted average common stock and
 stock equivalents outstanding                 263,525     264,898                    262,823      263,933
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      NET EARNINGS PER COMMON SHARE           $   0.45    $   0.22                   $   1.83     $   0.80
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(a)  The dilutive effect of common stock equivalents is less than 3 percent.
(b)  During 1995, the effect of assumed conversion of preferred stock on earnings per common stock is antidilutive.